Exhibit 99.1

MOAT INC.

2011 STOCK OPTION PLAN

ADOPTED BY THE BOARD ON AUGUST 4, 2011

APPROVED BY THE SHAREHOLDERS ON AUGUST 4, 2011

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TABLE OF CONTENTS

(continued)

		Page

SECTION 8.	SECURITIES LAW REQUIREMENTS	8

(a)	General	8
(b)	Investment Assurances	8

SECTION 9.	NO RETENTION RIGHTS	8

SECTION 10.	DURATION AND AMENDMENTS	8

(a)	Term of the Plan	8
(b)	Right to Amend or Terminate the Plan	9
(c)	Effect of Amendment or Termination	9

SECTION 11.	DEFINITIONS	9

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MOAT INC. 2011 STOCK OPTION PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to secure and retain the services of the persons eligible to receive Options under Section 3 of the Plan and provide incentive for such persons to exert their best efforts to promote the growth of the Company by providing such persons an opportunity to acquire a proprietary interest, or increase such proprietary interest, in the success of the Company by purchasing Shares of the Company’s Stock. The Plan provides for the grant of Options to purchase Shares, which Options may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code.

Capitalized terms are defined in Section 12 of the Plan.

SECTION 2. ADMINISTRATION.

(a) Board of Directors; Delegation. The Plan shall be administered by the Board of Directors or the Board of Directors may delegate some or all of its authority to administer the Plan to one or more committees consisting of one or more members of the Board of Directors or officers of the Company who have been appointed by the Board of Directors. Each committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it.

(b) Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors or its delegate(s) shall have full authority and discretion to take any actions deemed necessary or advisable for the administration of the Plan, including but not limited to construing and interpreting the Plan and Stock Option Agreements and establishing, amending or revoking rules and regulations for administration of the Plan. All decisions, interpretations and other actions of the Board of Directors or its delegate(s) shall be final and binding on all Optionees and all persons deriving their rights from an Optionee.

(c) Indemnification. To the maximum extent permitted by Applicable Laws, each member of the Committee (including officers of the Company, if applicable), or of the Board, as applicable, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or pursuant to the terms and conditions of any Award except for actions taken in bad faith or failures to act in bad faith, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided that such member shall give the Company an opportunity, at its own expense, to handle and defend any such claim, action, suit or proceeding before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation, Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any other power that the Company may have to indemnify or hold harmless each such person.

SECTION 3. ELIGIBILITY.

(a) General Rule. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Nonstatutory Options. Only Employees shall be eligible for the grant of ISOs.

(b) Ten-Percent Shareholders. In the case of the grant of an ISO, a person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible to hold such ISO unless (i) the Exercise Price of such ISO is at least 110% of the Fair Market Value of a Share on the date of grant, and (ii) such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation. Subject to Sections 4(b) and 7(a) of the Plan, the aggregate number of Shares that may be issued pursuant to Options under the Plan after the Effective Date shall not exceed Ten Million Eight Hundred Thirty-One Thousand Eight Hundred Shares (10,831,800). The number of Shares that are subject to Options or other rights outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares, including shares repurchased by the Company.

(b) Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that an outstanding Option for any reason expires or is canceled, the Shares allocable to the unexercised portion of such Option shall be added to the number of Shares then available for issuance under the Plan.

SECTION 5. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option. If an Option is not designated as an ISO, then the Option shall be a Nonstatutory Option.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 7.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage shall be required by Section 3(b). The Exercise Price shall be payable in a form described in Section 6.

(d) Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option shall be exercisable unless the Optionee (i) has delivered an executed copy of the Stock Option Agreement to the Company or (ii) otherwise agrees to be bound by the terms of the Stock Option Agreement. In the sole discretion of the Board of Directors, a Stock Option Agreement may include a provision whereby the Optionee may elect at any time before the Optionee’s Service terminates to exercise the Option with respect to all or a portion of the Shares subject to the Option prior to the date such Option is fully vested. Notwithstanding the foregoing sentence, no Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any Shares until at least six months following the date of grant of the Option.

(e) Basic Term. The Stock Option Agreement shall specify the term of the Option. Subject to Section 3(b) of the Plan, the term of an Option shall not exceed 10 years from the date of grant or such shorter term as specified in the Stock Option Agreement at the sole discretion of the Board of Directors. Notwithstanding any provision of the Plan to the contrary, no Option shall be exercisable after the expiration of its term.

(f) Termination of Service (Other than by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (e) above;

(ii) The date three months after the termination of the Optionee’s Service for any reason other than Disability or, in the case of a Nonstatutory Option, such later date as the Board of Directors may, in its sole discretion, determine and set for in the applicable Stock Option Agreement; and

(iii) The date six months after the termination of the Optionee’s Service by reason of Disability or, in the case of a Nonstatutory Option, such later date as the Board of Directors may, in its sole discretion, determine and set forth in the applicable Stock Option Agreement.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Optionee’s Service terminates. In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).

(g) Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(h) Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (e) above; or

(ii) The date 12 months after the Optionee’s death, or, in the case of a Nonstatutory Option, such later date as the Board of Directors may, in its sole discretion, determine and set for in the applicable Stock Option Agreement.

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

(i) Restrictions on Transfer of Shares and Minimum Vesting. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally.

(j) Transferability of Options. An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution. Notwithstanding the above, (i) an Option may be transferred pursuant to a domesitic relations order; provided, however, that such transfer may cause an ISO to be deemed to be a Nonstatutory Option; and (ii) if the applicable Stock Option Agreement so provides, a Nonstatutory Option shall also be transferable (1) by gift to a Family Member of the Optionee or (2) to a revocable trust. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. The Board of Directors may, in its sole discretion, impose such limitations on transferability of an Option as it may determine and set forth in the applicable Stock Option Agreement.

(k) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(l) No Rights as a Shareholder. An Optionee, or a transferee of an Optionee, shall have no rights as a shareholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

(m) Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option. In the event any modification of an Option causes such Option to become subject to Section 409A of the Code, the applicable Option Agreement shall be amended to comply with any required provisions of Section 409A of the Code.

(n) Code Section 409A. It is the intent of this Plan that Options granted will be exempt from the requirements of Section 409A of the Code, and the Plan and Stock Option Agreements shall be interpreted as necessary to maintain such exemption. To the extent the Board of Directors determines that any Option granted under the Plan is subject to Section 409A of the Code, the Stock Option Agreement evidencing such Option shall incorporate the terms and conditions required by Section 409A of the Code.

(o) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value of Stock (at the time of grant) with respect to which ISOs are exercisable for the first time by an Optionee in any one calendar year exceeds One Hundred Thousand Dollars ($100,000), the Options or portions of such Options that exceed such limitation (applied according to the order in which the Options were granted) shall be treated as Nonstatutory Options notwithstanding any contrary provisions in the applicable Stock Option Agreement(s).

(p) Grant Dates. Unless otherwise specifically determined by the Board of Directors, the date Options are granted shall be the date that the corporate action making the grant is completed, regardless of when any instrument, certificate, notice or agreement evidencing the Option is communicated to or actually received by the Optionee.

SECTION 6. PAYMENT FOR SHARES.

(a) General Rule. Except as otherwise specifically provided in this Section 6, the entire Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased.

(b) Surrender of Stock. At the discretion of the Board of Directors, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value as of the date when the Option is exercised.

(c) Net Exercise. To the extent that a Stock Option Agreement so provides, all or part of the Exercise Price and any withholding taxes may be paid by a “net exercise” arrangement acceptable to the Company pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a Fair Market Value that does not exceed the aggregate Exercise Price; provided, however, that the Optionee shall pay with cash any remaining balance of the aggregate Exercise Price not satisfied by reduction of the number of Shares to be issued; provided, further, that the Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (i) Shares are used to pay the Exercise Price pursuant to such net exercise, (ii) Shares are delivered to the Optionee as a result of such exercise, and (iii) Share are withheld to satisfy the tax withholding obligations of the Optionee.

(d) Other Forms of Payment. To the extent that a Stock Option Agreement so provides, the Exercise Price of Shares issued under the Plan may be paid in any other form permitted by the Delaware General Corporation Law, as amended.

SECTION 7. ADJUSTMENT OF SHARES.

(a) General. Subject to any required action by the shareholders of the Company, if any change is made to the Stock subject. to the Plan or subject to any Option (including but not limited to the number and kind of Stock), which change results from a stock split, reverse stock split, stock dividend, merger, consolidation, reorganization, recapitalization, reincorporation, spinoff, dividend in property other than cash, combination or reclassification of the Stock, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company, then the Board of Directors shall appropriately adjust the kind and/or maximum number of securities subject to the Plan, and the outstanding Options will be adjusted with respect to the kind and/or number securities and the Exercise Price per share of such securities subject to such outstanding Options; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

(b) Corporate Transactions. In the event that the Company is a party to a Corporate Transaction, all outstanding Options shall be subject to the agreements effectuating or consummating such Corporate Transaction. Such agreements shall provide for one or more of the following:

(i) The continuation of such outstanding Options by the Company (if the Company is the surviving corporation).

(ii) The assumption of such outstanding Options by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs).

(iii) The substitution by the surviving corporation or its parent of new options for such outstanding Options in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs)

(iv) Full exercisability of such outstanding Options and full vesting of the Shares subject to such Options, followed by the cancellation of such Options. The full exercisability of such Options and full vesting of the Shares subject to such Options may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (A) a shorter period is required to permit a timely closing of such merger or consolidation and (B) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options. Any exercise of such Options during such period may be contingent on the closing of such merger or consolidation.

(v) The cancellation of such outstanding Options and a payment to the Optionees equal to the excess of (A) the Fair Market Value of the Shares subject to such Options (whether or not such Options are then exercisable or such Shares are then vested) as of the closing date of such merger or consolidation over (B) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options would have become exercisable or such Shares would have vested. If the Exercise Price of the Shares subject to such Options exceeds the Fair Market Value of such Shares, then such Options may be cancelled without making a payment to the Optionees. For purposes of this Paragraph (v), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(c) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, all outstanding Options shall terminate immediately prior to the completion of the dissolution or liquidation; provided, however, that the Board of Directors may, in its sole discretion, cause some or all of the outstanding Options to become exercisable in full contingent on completion of the dissolution or liquidation.

(d) Reservation of Rights. Except as provided in this Section 7, an Optionee shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 8. SECURITIES LAW REQUIREMENTS.

(a) General. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

(b) Investment Assurances. The Company may require an Optionee, as a condition of exercising an Option or acquiring Stock under any Option, to give written assurances satisfactory to the Company (i) as to the Optionee’s knowledge and experience in financial and business matters and Optionee’s capability to evaluate the merits and risks of acquiring the Company’s Stock and (ii) stating that the Optionee is acquiring the Stock for Optionee’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The Company may, upon advice of counsel to the Company, place legends on the stock certificates issued under the Plan as necessary or appropriate in order to comply with applicable securities laws.

SECTION 9. NO RETENTION RIGHTS.

Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Purchaser or Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser or Optionee) or of the Purchaser or Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 10. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company’s shareholders. If the shareholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred under the Plan shall be rescinded and no additional grants, exercises or sales shall thereafter be made under the Plan. The Plan shall terminate automatically 10 years after the later of (i) the date when the

Board of Directors adopted the Plan or (ii) the date when the Board of Directors approved the most recent increase in the number of Shares reserved under Section 4 that was also approved by the Company’s shareholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s shareholders if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 7) or (ii) materially changes the class of persons who are eligible for the grant of ISOs. Shareholder approval shall not be required for any other amendment of the Plan. If the shareholders fail to approve an increase in the number of Shares reserved under Section 4 within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred in reliance on such increase shall be rescinded and no additional grants, exercises or sales shall thereafter be made in reliance on such increase.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

SECTION 11. DEFINITIONS.

(a) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Company” shall mean Moat Inc., a Delaware corporation

(d) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(e) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following:

(i) The sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) The sale or other disposition of the securities of the Company representing more than fifty percent (500/0) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction; or

(iii) Consummation of a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in any individual written agreement between the Company (or a Parent) and the Optionee shall supersede the foregoing definition with respect to Options subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(g) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(h) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

(i) “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors pursuant to a reasonable valuation method under Treasury Regulation § 1.409A-1(b)(5)(iv). Such determination shall be conclusive and binding on all persons.

(j) “Family Member” shall mean a person described in Rule 701(c)(3) of the Securities Act of 1933, which includes (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee control the management of assets and (v) any other entity in which persons described in Clause (i) or (ii) or the Optionee own more than 50% of the voting interests.

(k) “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(l) “Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(m) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(n) “Optionee” shall mean a person who holds an Option.

(o) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(p) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(q) “Plan” shall mean this Moat Inc. 2011 Stock Option Plan, as amended from time to time, or any successor plan.

(r) “Service” shall mean service as an Employee, Outside Director or Consultant.

(s) “Share” shall mean one share of Stock, as adjusted in accordance with Section 7 (if applicable).

(t) “Stock” shall mean the Common Stock of the Company.

(u) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(v) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.